SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                   FORM 8-A/A

                                 Amendment No. 2

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                             Lilly Industries, Inc.
             (Exact name of registrant as specified in its charter)


                   Indiana                       35-041010
           (State of incorporation) (IRS Employer Identification No.)

                              200 West 103rd Street
                           Indianapolis, Indiana 46290
               (Address of principal executive offices) (Zip Code)

If this form relates to the                If this form relates to the
registration of a class of securities      registration of a class of securities
pursuant to Section 12(b) of the           pursuant to Section 12(g) of the
Exchange Act and is effective              Exchange Act and is effective
pursuant to General Instruction            pursuant to General Instruction
A.(c), please check the following          A.(d), please check the following
box. [X]                                   box. [  ]


          Securities to be registered pursuant to Section 12(b) of the Act:

   Title of Each Class                        Name of Each Exchange on Which
   to be so Registered                        Each Class is to be Registered

Rights to Purchase Class A Common Stock           New York Stock Exchange


          Securities to be registered pursuant to Section 12(g) of the Act:

                                      NONE
                                (Title of Class)

     The undersigned registrant hereby amends and supplements Items 1 and 2 of its Registration Statement on Form 8-A (File No. 001-11553), filed with the Securities and Exchange Commission (the "Commission") on January 23, 1996, as previously amended by Form 8-A/A filed with the Commission on January 25, 1996.

Item 1.  Description of Registrant's Securities to be Registered.

     We have amended our rights agreement so that our recently announced merger with The Valspar Corporation does not cause the rights to separate from our common shares or permit our stockholders to exercise the rights. A complete description of the amendment to our rights agreement is set forth below.

     Amendment to the Rights Agreement. On June 23, 2000, Lilly Industries, Inc. (the "Company") and National City Bank, as Rights Agent (the "Rights Agent"), entered into the Amendment (the "Amendment") to the Rights Agreement, dated as of January 12, 1996, between the Company and the Rights Agent (the "Rights Agreement"). The Amendment provides, among other things, that neither The Valspar Corporation, a Delaware corporation ("Valspar"), nor any of its Affiliates or Associates will be deemed to be an Acquiring Person by virtue of the approval, execution or delivery of the Agreement and Plan of Merger, dated as of June 23, 2000 (the "Valspar Merger Agreement"), among the Company, Valspar and Val Acquisition Corp., a wholly owned subsidiary of Valspar, or the consummation of the transactions contemplated thereby.

     In addition, the Amendment adds a new Section 35 to the Rights Agreement, providing that, notwithstanding any other provision of the Rights Agreement, (i) neither the approval, execution or delivery of the Valspar Merger Agreement, nor the performance thereof or the consummation of the transactions contemplated thereby, is or shall be deemed to be an event described in Section 11(a)(ii) or
Section 13 of the Rights Agreement, and (ii) neither the performance of the Valspar Merger Agreement or the consummation of the transactions contemplated thereby will result in the occurrence of a Share Acquisition Date, a Distribution Date or any other separation of the Rights from the underlying common shares, nor entitle or permit the holders of the Rights to exercise the Rights or otherwise affect the rights of the holders of Rights, including giving the holders of the Rights the right to acquire securities of any party to the Valspar Merger Agreement. The Amendment also provides that the Rights will cease to be exercisable immediately prior to the effective time of the merger.

     The Amendment is attached hereto as an exhibit and is incorporated herein by reference. The foregoing summary of the Amendment is qualified in its entirety by reference to the full text of such exhibit.

Item 2.  Exhibits

1. Amendment, dated as of June 23, 2000, to the Rights Agreement, dated as of January 12, 1996, between Lilly Industries, Inc. and National City Bank, as Rights Agent.

                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  June 26, 2000


                                       LILLY INDUSTRIES, INC.

                                       By: /s/ Douglas W. Huemme
                                           ------------------------------
                                           Name:   Douglas W. Huemme
                                           Title:  Chairman and
                                                   Chief Executive Officer

                                    Exhibits

1. Amendment, dated as of June 23, 2000, to the Rights Agreement, dated as of January 12, 1996, between Lilly Industries, Inc. and National City Bank, as Rights Agent.